Exhibit 10.5

Execution Copy

AMENDED AND RESTATED STOCK ISSUANCE AGREEMENT

This Amended and Restated Stock Issuance Agreement (this “Agreement”) is entered into as of May 16, 2011 (“Effective Date”) by and between RADIUS HEALTH, INC., a Delaware corporation (“Radius”) and NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S, a Danish corporation (“NB”).

Background

Radius and NB are parties to that certain Clinical Trial Services Agreement dated as of March 29, 2011 (the “CTS Agreement”) and a certain Work Statement NB-1 under the CTS Agreement. Pursuant to Work Statement NB-1, NB has agreed to perform certain services relating to a Phase III clinical study of a Radius drug candidate known as BA058. Radius, in consideration of the activities of NB pursuant to the CTS Agreement and Work Statement NB-1 has authorized the sale to NB of shares of Series A-5 Convertible Preferred Stock, par value $0.01 per share (the “Series A-5 Preferred Stock”) of Radius having a value of €371,864, which shares entitle the holder to receive stock dividends payable in shares of Series A-6 Preferred Stock or (in the event that the Series A-5 Preferred Stock is converted and stock dividends are no longer payable) to receive payment in shares of another class or series of capital stock of Radius or any other Person having an aggregate value of up to an additional €36,814,531 as calculated on the date that such stock dividends or other payments accrue. Radius and NB entered into that certain Stock Issuance Agreement as of March 29, 2011 and now wish to enter into this Amended and Restated Stock Issuance Agreement to reflect additional detail not available on March 29, 2011 concerning the Series A-1 Financing and the capitalization of Radius immediately before and following the initial closing of the Series A-1 Financing.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1.  DEFINITIONS

1.1  Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Quarterly Amount” means, with respect to each calendar quarter commencing with the calendar quarter in which the first subject is enrolled in the clinical study that is the subject of Work Statement NB-1, the portion of the Bonus Equity Payment Amount that NB is due with respect to such calendar quarter as determined in accordance with Section 3.1(a).

“Bonus Equity Payment Amount” means €36,814,531, which represents the maximum portion of the fees and expenses payable to NB in connection with all services rendered by, or on behalf of NB, pursuant to the CTS Agreement and Work Statement NB-1 under the CTS Agreement that NB has agreed Radius may satisfy by issuing the Bonus Shares pursuant to, and in accordance with, the provisions of this Agreement.

“Bonus Shares” means, collectively, (a) the number of shares of Series A-6 Preferred Stock that accrue as a stock dividend with respect to all issued and outstanding shares of Series A-5 Preferred Stock pursuant to, and in accordance with, this Agreement; and (b) the number of shares of preferred stock or common stock of Radius or any other Person that accrue pursuant to, and in accordance with, the provisions of the second paragraph of Section 3.1(k) or the provisions of Section 3.1(l). The meaning of the term Bonus Shares shall be subject to change in accordance with the provisions of Section 3.1(m).

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the U.S..

“Event of Sale” means (a) the sale by the stockholders of Radius in a single transaction or a series of related transactions, of issued and outstanding shares of capital stock of Radius that represent a majority of the voting power of Radius to one or more third parties that are not Affiliates of such stockholders, provided that this clause (a) shall not be applicable to Radius from and after the earlier of (i) the closing of the initial public offering of Radius and (ii) the date on which any preferred stock or common stock of Radius is otherwise publicly traded or registered under the Securities Exchange Act of 1934, as amended; (b) the merger, consolidation or reorganization with or into any other corporation, entity or Person or any other corporate reorganization, in which the holders of the capital stock of Radius immediately prior to such merger, consolidation or reorganization, together with such holder’s Affiliates, do not hold shares of capital stock of the surviving entity that represent more than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such merger, consolidation or reorganization; or (c) the sale, exclusive license or other disposition of all or substantially all of the assets or intellectual property of Radius, in a single transaction or series of related transactions, to one or more third parties that are not Affiliates of Radius. For purposes of clarification, Event of Sale shall not include any transaction involving Radius and the Shell Company Successor that is described in clause (iii) of the Shell Company Successor definition.

“Fair Market Value” means, with respect to each Accrual Date, the greater of (i) the Series A-5 Purchase Price Per Share (as such price per share may be adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events affecting such Series A-5 Preferred Stock), (ii) the price per share of the preferred stock or common stock sold by Radius in the most recent equity financing closed by Radius prior to such Accrual Date (as such price per share may be adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events affecting such preferred stock or common stock, as applicable); and (iii) the average of the closing prices of any preferred stock or the common stock (whichever has the higher trading price as of such Accrual Date) of Radius on a securities exchange (if such preferred stock or common stock, as applicable, is traded on an exchange) or the average of the closing sale prices or secondarily the closing bid prices of any preferred stock or the common stock (whichever has the higher trading price as of such Accrual Date) of Radius (if such preferred stock or common stock, as applicable, is regularly traded over-the-counter) over the twenty (20) calendar day period ending two (2) calendar days prior to such Accrual Date (as such closing prices, closing sale prices or closing bid prices, as applicable, may be adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events affecting such preferred stock or common stock, as applicable).

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Radius or NB.

“Project Committee” has the meaning ascribed to it under the CTS Agreement.

“Shell Company Successor” means a shell company that (i) has securities registered under the Securities Exchange Act of 1934, as amended, (ii) has nominal operations and nominal assets (prior to any of the transactions described in the next clause) and (iii) directly or indirectly through one or more direct or indirect subsidiaries acquires Radius and/or all or substantially all of its assets or business (whether pursuant to a stock purchase, an asset purchase, a merger or any other similar transaction). and in consideration for such acquisition issues to the former stockholders of Radius shares of capital stock of such shell company.

1.2  Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:

“Accrual Date”	Section 3.1(a)
“Agreement”	Recitals
“Arbitration”	Section 3.1(d)
“Arbitrator”	Section 3.1(f)

“Bonus Shares Report”	Section 3.1(c)
“Closing”	Section 2.1(b)
“Conversion Shares”	Section 2.2
“Common Stock”	Section 4.4
“CTS Agreement”	Recitals
“Dispute Notice”	Section 3.1(d)
“Effective Date”	Recitals
“Independent Accounting Firm”	Section 3.1(e)
“NB”	Recitals
“Preferred Stock”	Section 4.4
“Radius”	Recitals
“Restated Certificate”	Section 2.2
“Rules”	Section 3.1(f)
“Securities Act”	Section 4.4
“Series A-1 Financing”	Section 6.6
“Series A-5 Preferred Stock”	Recitals
“Series A-5 Purchase Price Per Share”	Section 2.1(a)
“Series A-5 Shares”	Section 2.1(a)
“Series A-6 Preferred Stock”	Section 2.2
“Stage I Closing”	Section 6.6
“Stockholders Agreement”	Section 4.1
“Transaction Documents”	Section 4.1.

2.  ISSUANCE OF SERIES A-5 PREFERRED STOCK

2.1  Purchase and Sale of Series A-5 Preferred Stock. (a)  On May 17, 2011, NB will purchase and Radius will sell and issue to NB 64,430 shares of Radius Series A-5 Preferred Stock (the “Series A-5 Shares”), representing the quotient (rounded to the nearest whole number) obtained by dividing (x) the U.S. Dollar equivalent (determined in accordance with the provisions of the next sentence) of €371,864 by (y) US$8.142 per share (the “Series A-5 Purchase Price Per Share”). Radius shall determine the U.S. Dollar equivalent of such €371,864 using the exchange rate for buying U.S. Dollars with EUROS set forth in The Wall Street Journal(Online Edition) Market Data Center at http://online.wsj.com/mdc/public/page/marketsdata.html on the Business Day that is two (2) Business Days preceding the date of the Closing. The aggregate purchase price payable by NB for the Series A-5 Shares shall be €371,864.

(b)  The purchase and sale of the Series A-5 Shares to be purchased and sold pursuant to Section 2.1(a) shall take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts, at 10:00 a.m. local time on May 17, 2011 (which time and place are referred to as the “Closing”).

(c)  At the Closing, Radius will deliver to NB a certificate registered in NB’s name representing the Series A-5 Shares, against payment of the purchase price therefor by wire transfer in accordance with Radius’s instructions;.

2.2  Reservation of Series A-5 Preferred Stock and Series A-6 Preferred Stock. Radius will, prior to the Closing, authorize: (a) the sale and issuance of the Series A-5 Shares; (b) the accrual and issuance of all of the shares of Series A-6 Convertible Preferred Stock, par value $0.01 per share (the “Series A-6 Preferred Stock”), of Radius in accordance with the provisions of this Agreement; and (c) the reservation of shares of Common Stock, par value $0.01 per share for issuance upon conversion of the Series A-5 Preferred Stock and the Series A-6 Preferred Stock (the “Conversion Shares”). The Series A-5 Preferred Stock, the Series A-6 Preferred Stock and the Common Stock have the rights, privileges, preferences and restrictions set forth in the Fourth Amended and Restated Certificate of Incorporation of Radius, including those summarized in the Term Sheet in the form attached hereto as Attachment A, with such changes and additional provisions as may be made by Radius after the date hereof in connection with the negotiation by Radius of the closing documents for the Series A-1 Financing with prospective investors in the Series A-1 Financing (the “Restated Certificate”). The Series A-5 Preferred Stock and the Series A-6 Preferred Stock shall have the same right, privileges, preferences and restrictions except that the Series A-6 Preferred Stock shall not be entitled to accrue any shares of capital stock of Radius, whether as a stock dividend or otherwise, pursuant to, and in accordance with, the terms and conditions of this Agreement.

3.  BONUS SHARES

3.1  Calculation of Bonus Shares; Issuance of Bonus Shares. (a)  Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 3.4), the holders of shares of Series A-5 Preferred Stock shall be entitled to receive stock dividends, payable in shares of Series A-6 Preferred Stock in accordance with the provisions of this Section 3.1, having an aggregate value (determined as provided in this Section 3.1) of up €36,814,531 as calculated on the date that such stock dividends accrue in accordance with this Section 3.1. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 3.4), on the last Business Day of each calendar quarter (each, an “Accrual Date”), beginning with the calendar quarter during which the first subject is enrolled in the clinical study that is the subject of Work Statement NB-1, each outstanding share of Series A-5 Preferred Stock shall accrue, as a stock dividend, a number of shares of Series A-6 Preferred Stock having a value (determined as provided further below in this Section 3.1) equal to (x) €36,814,531 minus the aggregate value of any prior stock dividends that accrue pursuant to this Section 3.1(a) (with such aggregate value of such prior stock dividends being determined as of the applicable prior Accrual Date) divided by (y) the number of calendar quarters the Project Committee has determined it will take to complete the clinical study that is the subject of Work Statement NB-1 and lock the study database and transfer the study database to Radius in its then most recent determination delivered in accordance with Section 3.1(b).

(b)  When calculating the aggregate number of Bonus Shares accruing in each calendar quarter, Radius shall convert the portion of €36,814,531 to accrue in such calendar quarter into U.S. Dollars using the simple average of the exchange rate for buying U.S. Dollars with EUROS set forth in The Wall Street Journal(Online Edition) Market Data Center at http://online.wsj.com/mdc/public/page/marketsdata.html for all Mondays’ in such calendar quarter. Radius shall then calculate the aggregate number of Bonus Shares accrued in such calendar quarter by dividing (x) the U.S. Dollar equivalent (determined in accordance with the provisions set forth in the preceding sentence) of the Applicable Quarterly Amount, by (y) the Fair Market Value as of the applicable Accrual Date, and rounding down the resulting quotient to the nearest whole number. In the event that the Bonus Shares that accrue in any calendar quarter are in the form of stock dividends accruing on the shares of Series A-5 Preferred Stock that are outstanding on the Accrual Date applicable to such calendar quarter, the number of Bonus Shares accruing in such calendar quarter with respect to each share of Series A-5 Preferred Stock outstanding on the applicable Accrual Date shall be equal to the quotient (rounded down to the nearest whole number) obtained by dividing (i) the number of Bonus Shares that accrue on such applicable Accrual Date by (ii) the total number of shares of Series A-5 Preferred Stock issued and outstanding as of such applicable Accrual Date.

(c)  Radius and NB, acting through the Project Committee in accordance with Section 3 of the CTS Agreement, will evaluate the study timeline and update the completion date for the clinical study that is the subject of Work Statement NB-1 set forth in Work Statement NB-1 to account for delays or accelerations in the performance of the clinical study that is the subject of Work Statement NB-1. Not later than five (5) calendar days before the end of each calendar quarter, the Project Committee will provide Radius with a written update detailing the number of calendar quarters that the Project Committee determines it will take to complete the clinical study that is the subject of Work Statement NB-1 and lock the study database and transfer the study database to Radius. Based upon such written update provided by the Project Committee, Radius shall calculate, on the applicable Accrual Date, the number of Bonus Shares that accrue on such applicable Accrual Date in accordance with the provisions of Section 3.1(a). Within thirty (30) days following the end of each calendar quarter, Radius shall provide NB with a written report (each, a “Bonus Shares Report”) setting forth the calculation of the number of Bonus Shares that accrued in such calendar quarter in accordance with Section 3.1(a) and the aggregate Bonus Shares accrued as of the end of such calendar quarter. Such Bonus Shares Report shall be certified by the Chief Financial Officer (or equivalent financial and accounting officer) of Radius to be correct to the best of Radius’ knowledge and information.

(d)  The Bonus Shares Report as prepared by Radius shall be conclusive and binding on NB unless NB shall notify Radius in writing within thirty (30) days after receipt thereof that, in the opinion of NB, the number of Bonus Shares set forth on the Bonus Shares Report has not been calculated correctly. Such notice (the “Dispute Notice”) shall set forth in reasonable detail each item and amount with which NB disagrees and the basis for such disagreement. Radius and NB shall attempt to resolve such dispute and agree in writing upon the final content of the Bonus Shares Report and the final calculation of the number of Bonus Shares accrued in the period. If the parties cannot so agree within ten (10) Business Days after the delivery by NB to Radius of the Dispute Notice, then either Radius or NB may submit such dispute to an independent arbitrator for determination (an “Arbitration”) in accordance with the terms set forth in Section 3.1(e)-(g).

(e)  Any request for Arbitration shall be made in writing to an independent accounting firm of recognized national standing to be mutually selected by Radius and NB, which firm shall not be an auditing firm for either party and shall not have provided material services to either party during the two (2) year period prior to the date of Arbitration initiation. The firm to which such request is made shall, upon agreeing in writing to determine the number of Bonus Shares that have accrued in such quarterly period in accordance with the terms of this Section 3.1, be the “Independent Accounting Firm”, as that term is used in this Section 3.1. If the parties are not able to agree within five (5) Business Days after the receipt by a party of the arbitration request, the New York Office of the American Arbitration Association shall be responsible for selecting an Independent Accounting Firm within ten (10) Business Days of being approached by a party.

(f)  The Arbitration shall be conducted under the auspices of the Independent Accounting Firm and shall be conducted in accordance with the then current expedited procedures applicable to the then current Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes (“Rules”) of the American Arbitration Association, as such Rules and procedures may be modified by this Section 3.1(f). The Independent Accounting Firm shall, within five (5) Business Days of its agreement to determine the number of Bonus Shares that have accrued in such quarterly period, provide to Radius and NB the name of its partner who will serve as the individual responsible for conducting the Arbitration (the “Arbitrator”). Within five (5) Business Days after the designation of the Arbitrator, the parties shall each simultaneously submit to the Arbitrator and one another a written statement of their respective positions on such disagreement. Each party shall have ten (10) Business Days from receipt of the other party’s submission to submit to the Arbitrator and the other party a written response thereto. The Arbitrator shall have the right to meet with the parties, either alone or together, as necessary to make a determination. The Arbitrator shall conduct an Arbitration to determine the number of Bonus Shares that have accrued in such quarterly period. The Arbitrator shall make such determination subsequent to conducting the Arbitration and shall set forth such determination in a written ruling, which ruling shall be rendered within forty-five (45) days of the selection date of the Arbitrator and shall be delivered to Radius and NB.

(g)  The locale of all hearings conducted by the Arbitrator in connection with the Arbitration shall be the New York office of the Independent Accounting Firm. The ruling of the Arbitrator shall be final, binding, and conclusive on Radius and NB; shall have the legal effect of an arbitral award; and shall be subject only to the judicial review permitted by the Federal Arbitration Act. Judgment on the ruling of the Arbitrator may be entered and enforced in any court having jurisdiction over the parties or their assets. The fees and disbursements of the Independent Accounting Firm shall be allocated and payable between Radius on the one hand and NB on the other hand in the same proportion that (i) the additional number of Bonus Shares that have been determined by the Arbitrator to have accrued in such period bears to (ii) the additional number of Bonus Shares that NB initially claimed in its Dispute Notice accrued in such period. If a party fails to proceed with Arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the Arbitrator and Independent Accounting Firm will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury; provided that nothing in this Section 3.1(g) will prevent a party from resorting to judicial proceedings if: (1) interim relief from a court is necessary to prevent serious and irreparable injury to such party; or (2) litigation is required to be filed prior to the running of the applicable statute of limitations. The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. The parties shall use the procedure set forth in Section 3.1(e)-(g) for any dispute concerning calculation of Bonus Shares; any other disputes concerning this Agreement and the transactions contemplated hereby shall be resolved in accordance with Section 8.12.

(h)  Bonus Shares that accrue pursuant to Section 3.1(a) shall be subject to proportionate and equitable adjustment upon any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events involving or affecting the Series A-5 Preferred Stock.

(i)  Bonus Shares that accrue pursuant to Section 3.1(a) shall be payable, when, as and if declared or paid by the Board of Directors of Radius. The Board of Directors of Radius shall be required to declare and pay such Bonus Shares accrued pursuant to Section 3.1(a) hereof: (i) upon the request of the holder(s) of a majority of the shares of common stock or other capital stock issued or issuable in respect of Series A-5 Preferred Stock or (ii) on any Event of Sale.

(j)  The stock dividend feature of Section 3.1(a), as well as all other forms of accrual of Bonus Shares under this Agreement (including, without limitation, any contractual accrual of Bonus Shares pursuant to the second paragraph of Section 3.1(k) below or pursuant to Section 3.1(l) below) shall terminate upon an Event of Sale. Upon an Event of Sale, the Person that becomes the successor of Radius as a result of such Event of Sale shall, in lieu of accruing Bonus Shares pursuant to this Agreement, make cash payments to NB for the services to be rendered pursuant to Work Statement NB-1.

(k)  The stock dividend feature of Section 3.1(a) hereof shall also terminate upon the occurrence of any event that is not an Event of Sale if such event causes all outstanding shares of Series A-5 Preferred Stock of Radius to convert into, or be exchanged for, common stock of Radius or any other Person (including a Shell Company Successor) or any other class or series of capital stock of Radius or any other Person (including a Shell Company Successor); provided, however, that such stock dividend feature shall not terminate if such event that is not an Event of Sale consists of an acquisition of Radius, directly or indirectly, by such Shell Company Successor pursuant to which all shares of each of Series A-5 Preferred Stock and Series A-6 Preferred Stock of Radius shall convert into, or be exchanged for, shares of a series of preferred stock of the Shell Company Successor that has adopted and incorporated substantially the same terms provided under this Agreement with respect to the Series A-5 Preferred Stock or the Series A-6 Preferred Stock, as the case may be, of Radius, in which case such stock dividend feature shall be applicable to such series of preferred stock of the Shell Company Successor.

Upon termination of the stock dividend feature pursuant to this Section 3.1(k) in connection with an event that is not an Event of Sale: (1) all accrued Bonus Shares not yet issued or paid shall automatically convert into the right to receive a distribution of that number of accrued but not yet issued or paid shares of such common stock or such other class or series of capital stock that a holder of such accrued but not yet issued Bonus Shares would have been entitled to receive with respect to such Bonus Shares if such holder had claimed such Bonus Shares using the procedure described in Section 3.1(i)(i) and been the holder of record of such Bonus Shares immediately prior to the occurrence of such event; and (2) all Bonus Shares, if any, that would have accrued pursuant to Section 3.1(a) at any time after the occurrence of such event if such event had not occurred, shall accrue pursuant to this clause (2) on the same terms and conditions as if such accrual had been under Section 3.1(a) hereof and be payable in shares of such common stock of Radius or any other Person (including a Shell Company Successor), as the case may be, or such other class or series of capital stock of Radius or any other Person (including a Shell Company Successor), as the case may be, in accordance with the terms of this Agreement as if such accrual had been pursuant to Section 3.1(a). For purposes of clarification, any accrual of Bonus Shares pursuant to clause (2) of this paragraph shall be a contractual accrual and not an accrued stock dividend.

(l)  The stock dividend feature of Section 3.1(a) shall also terminate upon the transfer by NB of any or all of the Series A-5 Shares to any Person. Upon termination of the stock dividend feature pursuant to this Section 3.1(m), all Bonus Shares, if any, that would have accrued pursuant to Section 3.1(a) at any time after the occurrence of such transfer of Series A-5 Shares by NB if such transfer had not occurred, shall accrue pursuant to this Section 3.1(m) for the exclusive benefit of NB (and not the Person to whom such Series A-5 Shares were transferred) on the same terms and conditions as if such accrual had been under Section 3.1(a) hereof and be payable in shares of Series A-6 Preferred Stock subject to, and in accordance with, the terms of this Agreement as if such accrual had been pursuant to Section 3.1(a). For purposes of clarification, any accrual of Bonus Shares pursuant to this Section 3.1(l) shall be a contractual accrual and not an accrued stock dividend.

(m)  Notwithstanding anything express or implied in this Agreement to the contrary, in the event of any transaction involving Radius and a Shell Company Successor pursuant to which such Shell Company Successor, directly or indirectly, acquires Radius or all or substantially all of its assets, then (1) such transaction shall not be treated as an Event of Sale, (2) such Shell Company Successor shall succeed to all of the rights and obligations of Radius under this Agreement and (3) if the stock dividend feature of Section 3.1(a) hereof does not terminate pursuant to the first paragraph of Section 3.1(k), all references in this Agreement to the terms Series A-5 Preferred Stock and Series A-6 Preferred Stock shall be deemed and treated as if they were references to the applicable series of preferred stock of such Shell Company Successor into which, or for which, such Series A-5 Preferred Stock and such Series A-6 Preferred Stock was converted or exchanged, as applicable.

3.2  Bonus Shares to be Duly Authorized and Issued, Fully Paid and Non-Assessable. Radius covenants and agrees that it will take all such action as may be necessary to ensure that all Bonus Shares issued pursuant to this Agreement shall, at the time of delivery of the certificates for such Bonus Shares, be duly and validly authorized and issued and fully paid and non-assessable shares.

3.3  Stock Record Date. No Person shall be deemed to have become the holder of record of any Bonus Shares until the date that the Board of Directors declare such accrued Bonus Shares payable in accordance with Section 3.1(i) and any certificate for such accrued Bonus Shares shall be dated as of such date. Prior to such date, no Person shall be entitled to any rights of a stockholder of Radius with respect to the Bonus Shares which may be issuable pursuant to this Agreement including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights and shall not be entitled to receive any notice of any proceedings of Radius, except as provided herein.

3.4  Limitation. (a)  Subject to Section 3.4(b), notwithstanding anything to the contrary expressed or implied in this Agreement, in the event that, at any time after Radius is acquired, directly or indirectly, by a Shell Company Successor, any accrual of Bonus Shares in accordance with the provisions of this Agreement would cause the cumulative number of Bonus Shares (calculated on an as converted to Common Stock basis) accrued pursuant to this Agreement from and after the effective date of such acquisition (whether or not such accrued Bonus Shares have been or are issued) to exceed 19.9% of the issued and outstanding shares of capital stock of such Shell Company Successor as of such effective date and as of each Accrual Date after such effective date (calculated on an as converted to Common Stock basis and after giving effect to appropriate and equitable adjustments upon any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events), then no such accrual shall be made pursuant to this Agreement, and Radius shall, in lieu of such accrual, make payment of any Applicable Quarterly Amount in cash.

(b)  The limitation imposed by Section 3.4(a) may be waived by Radius in its sole and absolute discretion at any time and from time to time. Any such waiver by Radius of such limitation in any particular instance shall not constitute a waiver of such limitation in any other instance.

4.  REPRESENTATIONS AND WARRANTIES OF RADIUS.

Radius hereby represents and warrants to NB as follows, as of the Closing:

4.1  Organization and Standing; Power and Authority. Radius is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to (a) own and operate its properties and assets, (b) conduct its business as currently conducted, (c) execute and deliver this Agreement and the Amended and Restated Stockholders’ Agreement among Radius and the other parties thereto including those summarized in the Term Sheet in the form attached as Attachment A, with such changes and additional provisions as may be made by Radius after the date hereof in connection with the negotiation by Radius of the closing documents for the Series A-1 Financing with prospective investors in the Series A-1 Financing (the “Stockholders’ Agreement” and collectively with this Agreement the “Transaction Documents”), (d) issue and sell the Series A-5 Preferred Stock, and (e) perform its obligations pursuant to the Transaction Documents and the Restated Certificate.

4.2  Execution; Enforceability. All corporate action on the part of Radius, its stockholders and its directors necessary for the authorization, execution and delivery of the Transaction Documents by Radius, the authorization, sale, issuance and delivery of the Series A-5 Preferred Stock, the Bonus Shares and the Conversion Shares, and the performance of all of Radius’ obligations under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. All action on the part of the officers of Radius necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of Radius under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Series A-5 Preferred Stock has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by Radius, shall constitute valid and binding obligations of Radius, enforceable in accordance with their terms, except (a) to the extent that the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable laws and principles of public policy; (b) as limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (c) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

4.3  Authority. The execution of, and performance of, the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by Radius will not, to the best of its knowledge, violate any provision of law and, if applicable, will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or require a consent or waiver under, its Restated Certificate or By-laws (each as amended to date and as in effect as of the date the Series A-5 Preferred Stock or the Bonus Shares are issued to NB) or any material indenture, lease, agreement or other instrument to which Radius is a party or by which it or any of its properties (whether tangible or intangible) is bound.

4.4  Capitalization. (a)  Radius shall have a total authorized capitalization immediately prior to the Stage I Closing consisting of: (i) 34,859,964 shares of Common Stock, $.01 par value per share (the “Common Stock”), of which (1) 522,506 shares shall be validly issued and outstanding, fully paid and nonassessable (including 266 shares issuable upon exercise of warrants to purchase Common Stock); (2) 29,364,436 shares shall have been duly reserved for issuance upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock (including 147,384 shares of Series A-1 Preferred Stock issuable upon exercise of warrants to purchase Series A-1 Preferred Stock); and (3) 2,015,666 shares shall have been duly reserved for issuance under Radius’ 2003 Long-Term Incentive Plan, as amended (the “2003 Plan Option Shares”); and (ii) 29,364,436 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), (1) of which 63,000 shares shall have been designated as Series A[ Preferred] Stock, 61,664 of which shall be issued and outstanding, fully paid and nonassessable; (2) of which 1,600,000 shares shall have been designated as Series B [Preferred ]Stock, 1,599,997 of which shall be issued and outstanding, fully paid and nonassessable; (3) of which 10,146629 shares shall have been designated as Series C Preferred Stock, all of which shall be issued and outstanding, fully paid and nonassessable; (4) of which 10,000,000 shares shall have been designated as Series A-1 Preferred Stock, none of which shall be issued and outstanding; (5) of which 9,832,133 shall have been designated the Series A-2 Preferred Stock, none of which shall be issued and outstanding; (6) of which 1,422,300 shall have been designated the Series A-3 Preferred Stock, none of which shall be issued and outstanding; (7) of which 40,003 shall have been designated the Series A-4 Preferred Stock, none of which shall be issued and outstanding; (8) of which 70,000 shall have been designated the Series A-5 Preferred Stock, none of which shall be issued and outstanding; and (9) of which 8,000,000 shall have been designated the Series A-6 Preferred Stock, none of which shall be issued and outstanding.

(b)  Radius shall have a total authorized capitalization immediately following the Stage I Closing, assuming compliance by all parties with the provisions of the Series A-1 Financing documents by each of the investors thereunder, consisting of: (i) 34,859,964 shares of Common Stock, of which: (1) 522,506 shall be validly issued and outstanding, fully paid and nonassessable (including 266 shares issuable upon exercise of warrants to purchase Common Stock); (2) 29,364,436 shares shall have been duly reserved for issuance upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock (including 147,384 shares of Series A-1 Preferred Stock issuable upon exercise of warrants to purchase Series A-1 Preferred Stock); and (3) 2,015,666 shares shall have been duly reserved for issuance in connection with options available under the Corporation’s 2003 Long-Term Incentive Plan, as amended; (ii) 29,364,436 shares of Preferred Stock of which: (1) 63,000 shall have been designated the Series A Preferred Stock, none of which shall be issued and outstanding; (2) 1,600,000 shall have been designated the Series B Preferred Stock, none of which shall be issued and outstanding; (3) 10,146,629 shall have been designated the Series C Preferred Stock, none of which shall be issued and outstanding; (4) 10,000,000 shall have been designated the Series A-1 Preferred Stock, of which 4,136,912 shall be validly issued and outstanding, fully paid and nonassessable; (5) 9,832,133 shall have been designated the

Series A-2 Preferred Stock, all of which shall be validly issued and outstanding, fully paid and nonassessable; (6) 1,422,300 shall have been designated the Series A-3 Preferred Stock, all of which shall be validly issued and outstanding, fully paid and nonassessable; (7) 40,003 shall have been designated the Series A-4 Preferred Stock, all of which shall be validly issued and outstanding, fully paid and nonassessable; (8) 70,000 shall have been designated the Series A-5 Preferred Stock, of which 66,028 shall be validly issued and outstanding, fully paid and nonassessable; and (9) 8,000,000 shall have been designated the Series A-6 Preferred Stock, none of which shall be issued and outstanding.

(c)  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws, or pursuant to valid exemptions therefrom. All shares of capital stock issuable upon exercise of outstanding options have been duly authorized and reserved and, when issued in accordance with the terms of such options, will be validly issued, fully paid and nonassessable. All shares of capital stock issuable upon exercise of outstanding warrants have been duly authorized and reserved, and the shares of Common Stock or Preferred Stock when issued in accordance with the terms of such warrants will be validly issued, fully paid and nonassessable.

(d)  The Series A-5 Preferred Stock, when issued, delivered and paid for in compliance with the provisions of this Agreement and the Bonus Shares when issued and delivered in compliance with this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Series A-5 Preferred Stock, the Bonus Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by NB; provided, however, that the Series A-5 Preferred stock, the Bonus Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Stockholders’ Agreement.

4.5  Issuance of Shares. The issuance, sale and delivery of the Series A-5 Preferred Stock in accordance with this Agreement, and the issuance and delivery of the Conversion Shares upon conversion of the Series A-5 Preferred Stock, have been duly authorized by all necessary corporate action on the part of Radius, and all such shares have been duly reserved for issuance. The shares of Series A-5 Preferred Stock when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Conversion Shares, if and when issued upon such conversion, will be duly and validly issued, fully paid and non-assessable. The Bonus Shares when issued and delivered in accordance with the provisions of Section 3.1(i), and any shares of common stock if and when issued on conversion of such Bonus Shares (if applicable) will be duly and validly issued, fully paid and non-assessable.

4.6  Offering. Subject to the accuracy of the NB’s representations and warranties in Section 5, the offer, sale and issuance of the Series A-5 Preferred Stock to be issued in conformity with the terms of this Agreement and the issuance of the Conversion Shares and the issuance of the Bonus Shares to be issued in accordance with the terms of this Agreement, as applicable, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws, and neither Radius nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.7  Brokers. Radius has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement and neither NB nor any investor in Radius has, nor will, incur, directly or indirectly, as a result of any action taken by the Radius, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents.

4.8  Consents. All consents, approvals, orders and authorizations required on the part of Radius in connection with the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated thereby have been obtained.

5.  REPRESENTATIONS AND WARRANTIES OF NB.

NB represents and warrants to Radius as follows:

5.1  Accredited Investor. NB is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and understands that Radius has relied upon its being an accredited investor in deciding to proceed with the transactions contemplated hereby, and in ascertaining the requirements of law applicable to the issuance and sale of the Shares and the Bonus Shares. NB’s financial condition is such that it is able to bear all economic risks of investment in the Series A-5 Preferred Stock or the Bonus Shares, including a complete loss of NB’s investment therein. NB acknowledges that Radius has provided it with adequate access to financial and other information concerning Radius as requested and that it has had the opportunity to ask questions of and receive answers from Radius concerning the transactions contemplated under this Agreement and the Stockholders’ Agreement and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in Radius.

5.2  Investment. NB is acquiring the Series A-5 Preferred Stock and the Bonus Shares, for its own account for investment, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Stockholders’ Agreement, NB has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

5.3  Not Registered. NB understands that the Series A-5 Preferred Stock, the Conversion Shares and the Bonus Shares have not been registered under the Securities Act, and must be held indefinitely until such time as they are subsequently registered under the Securities Act or an exemption from such registration is available. NB has been independently advised or is aware of the provisions of Rule 144 promulgated under the Securities Act that afford exemptions from registration depend on the satisfaction of various conditions, including, among other things: the availability of certain current public information about Radius, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations. NB also acknowledges that Radius is not under any obligation to register or to cause any Person to register any securities under the Securities Act.

5.4  Principal Place of Business. The address of the principal place of business, and the office in which NB’s investment decision was made, is located at Herlev Hovedgade 207, 2730 Herlev, Denmark.

5.5  Authority. NB has full power and authority to enter into and to perform this Agreement and the Stockholders’ Agreement in accordance with their respective terms. NB represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in Radius. This Agreement has been duly executed and delivered by NB and constitutes a valid and binding obligation of NB enforceable against it in accordance with its terms. The execution of, and performance of, the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by NB will not, to the best of its knowledge, violate any provision of law and, if applicable, will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or require a consent or waiver under, its organizational documents (if any, and each as amended to date and as in effect as of the date the Series A-5 Preferred Stock or the Bonus Shares are issued to NB) or any material indenture, lease, agreement or other instrument to which NB is a party or by which it or any of its properties (whether tangible or intangible) is bound.

5.6  Brokers. NB has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement and neither Radius nor any investor in Radius has, nor will, incur, directly or indirectly, as a result of any action taken by the NB, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents.

5.7  Consents. All consents, approvals, orders and authorizations required on the part of NB in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective.

5.8  Non-United States Person Consents. NB hereby represents that NB is satisfied as to the full observance of the laws of NB’s jurisdiction in connection with any invitation to subscribe for the Series A-5 Preferred Stock or any use of the Transaction Documents, including (a) the legal requirements within NB’s jurisdiction for the purchase of

Series A-5 Preferred Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities. NB’s subscription and payment for, and NB’s continued beneficial ownership of, the Series A-5 Preferred Stock, will not violate any applicable securities or other laws of such NB’s jurisdiction.

6.  CLOSING CONDITIONS OF NB

NB’s obligation to purchase the Series A-5 Preferred Stock at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by NB:

6.1  Representations and Warranties. The representations and warranties made by Radius in Section 4 shall be true and correct in all material respects as of the date of the Closing.

6.2  Covenants. All covenants, agreements and conditions contained in the Transaction Documents to be performed by Radius on or prior to the date of the Closing shall have been performed or complied with in all material respects as of the date of the Closing.

6.3  Restated Certificate. Prior to the Closing, the Restated Certificate shall have been duly authorized, executed and filed by Radius with and accepted by the Secretary of State of the State of Delaware.

6.4  Certificates and Documents. Radius shall deliver to NB a Certificate of the Secretary or an Assistant Secretary of Radius, dated as of the Closing, certifying that attached thereto: (a) is a true and complete copy of the Restated Certificate; (b) is a true and complete copy of the Radius By-Laws; and (c) is a true and complete copy of the resolutions of the Board of Directors and the stockholders of Radius authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby.

6.5  Compliance Certificate. Radius shall have delivered to NB a certificate executed by the Chief Executive Officer of Radius on behalf of Radius, certifying the satisfaction of the conditions to the Closing listed in Sections 6.1 and 6.2.

6.6  Series A-1 Financing. Radius shall have consummated an equity financing pursuant to which it shall have issued and sold shares of its Series A-1 Convertible Preferred Stock, par value $0.01 per share, to existing and/or new investors resulting in aggregate gross proceeds being received by Radius in an amount equal to approximately twenty million U.S. Dollars (US$20,000,000) (the “Stage I Closing”) and Radius and such investors shall have committed themselves to the issuance of two additional US$20,000,000 tranches of financing for the purchase of shares of Series A-1 Convertible Preferred Stock for aggregate gross proceeds being received by Radius from all three tranches in an amount equal to approximately sixty million U.S. Dollars (US$60,000,000) (the “Series A-1 Financing”).

7.  CLOSING CONDITIONS OF RADIUS

Radius’ obligation to sell and issue the Series A-5 Preferred Stock at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived by Radius:

7.1  Representations and Warranties. The representations and warranties made by NB in Section 5 shall be true and correct in all material respects as of the date of the Closing.

7.2  Covenants. All covenants, agreements and conditions contained in the Transaction Documents to be performed by NB on or prior to the date of the Closing shall have been performed or complied with in all material respects as of the date of the Closing.

7.3  Restated Certificate. Prior to the Closing, the Restated Certificate shall have been duly authorized, executed and filed by Radius with and accepted by the Secretary of State of the State of Delaware.

7.4  Stockholders’ Agreement. Prior to the Closing, NB shall have executed and delivered a counterpart to the Stockholders’ Agreement.

7.5  Securities Laws. Prior to the Closing, Radius shall be satisfied that the offer and sale of the Series A-5 Preferred Stock, the Conversion Shares and the Bonus Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by Radius of all necessary blue sky law permits and qualifications required by any state, if any).

7.6  Series A-1 Financing. Radius shall have consummated the Series A-1 Financing.

8.  GENERAL.

8.1  Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to another shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as a party may designate as to itself by written notice to the other party. With respect to any notice given by Radius under any provision of the Delaware General Corporation Law or Radius’ charter or bylaws, NB agrees that such notice may be given by facsimile or by electronic mail. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by air mail, at the earlier of its receipt or 48 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the U.S. mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth below.

8.2  Applicable Law. This Agreement shall be governed by, subject to, and construed in accordance with the substantive laws of Massachusetts without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.

8.3  Waivers; Amendments. (a)  The waiver by a party of a breach or default under any provision under this Agreement or the failure of such party to exercise its rights under this Agreement in any instance shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach or default No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

(b)  No agreement or understanding extending this Agreement or varying its terms shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party. Any such amendment effected in accordance with this Section 8.3(b) shall be binding upon each holder of any securities issued pursuant to this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.

8.4  Integration. The terms and provisions contained in this Agreement (including the Attachments) and the CTS Agreement (including Work Statement NB-1) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement and the CTS Agreement (including Work Statement NB-1) shall be of any force or effect.

8.5  Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

8.6  Binding Effect, Benefits. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by NB without the prior written consent of Radius. Any attempt by NB without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7  Headings. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

8.8  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

8.9  Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

8.10  Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against a party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

8.11  Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

8.12  Dispute Resolution. Except as otherwise provided in Section 3.1(e)-(g) with respect to disputes concerning the accuracy of the calculation of Bonus Shares set forth on a Bonus Shares Report, any dispute among the parties concerning this Agreement and the transactions contemplated hereby shall be resolved using the procedures set forth in Section 10.1 and Section 10.2(a)-(b) of the CTS Agreement.

[remainder of this page intentionally left blank - signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

/s/ C. Richard Lyttle	/s/ Claus Christiansen
By: Cecil Richard Lyttle	By: Clause Christiansen
Title: President and Chief Executive Officer	Title: Chief Executive Officer

Notice Address	Notice Address
Radius Health, Inc.	Nordic Bioscience Clinical Development VII A/S
201 Broadway, 6th Floor	Herlev Hovedgade 207
Cambridge, MA 02139	2730 Herlev
USA	Denmark
Attn: President	Attn: Clinical Trial Leader & Medical Advisor / Clinical Studies
Phone: 01.617.444.1834	Phone: 45.4452.5251
Fax: 01.617.551.4701	Fax: 45.4452.5251

Attachment A Term Sheet for Series A-1 Financing

Attachment A

Term Sheet for Series A-1 Financing
[attached]

A-1

Radius Health Inc.

Project Fishbone

Key Terms of Series A-1 Preferred Stock Investment,
Strategic Alliance and Proposed Reverse Merger

THESE KEY TERMS ARE FOR DISCUSSION PURPOSES ONLY AND ARE NON-BINDING.

SERIES A-1 PREFERRED STOCK INVESTMENT (the “Series A-1 Offering”):

Issuer:	Radius Health Inc, a Delaware corporation (“Radius” or the “Company”)

Type of security:	Series A-1 Convertible Preferred Stock, par value $.01 per share (the “Series A-1 Stock”)

Investors:	Existing Preferred Stock Investors in the Company (the “Lead Investors”) other investors acceptable to the Lead Investors (collectively the “Investors”)

Investor Amounts:

	Pro Rata Portion	Super Pro Rata Amount	Total Series A-1 Offering Investment
MPM Bioventures III Funds	$8,038,666	$6,961,334	$15,000,000
MPM Bio IV NVS Strategic Fund	$5,460,982	$1,932,348	$7,393,329
Wellcome Trust	$6,234,069	—	$6,234,069
HealthCare Ventures VII	$6,031,732	—	$4,800,000
OB Partners IV or Saints Capital	$4,185,146	—	$3,958,011
mRNA Fund II	$41,989	—	$41,989
BB Biotech Ventures II	$3,117,035	$1,882,965	$5,000,000
Scottish Widows	$1,662,418	—	$1,662,418
Dr. Raymond F. Schinazi	$57,462	—	$57,462
Other Series A	$170,501	—	$0
Total	$35,000,000	$10,776,647	$44,147,279

	Brookside		$10,000,000
	BB Biotech AG		$5,000,000
	Potential Second Closing		$852,721

	Equity Raise		$60,000,000
	Venture Debt		$25,000,000
	Total Financing		$85,000,000

Aggregate Amount of Financing:	Approximately Sixty Million Dollars ($60,000,000) in three equal installments. First installment to be issued by Radius. Second and

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Third installment to be issued by Surviving Corporation (See “Proposed Reverse Merger” below). For all purposes of this term sheet, the term Pro Rata Portion (as defined below) shall be based on $35,000,000 only and not the full $60,000,000 of gross proceeds to be raised in connection with the Series A-1 Offering. See Attachment. The term “Series A-1 Offering Existing Investor Available Amount” shall mean such $35,000,000 portion of such $60,000,000 in gross proceeds to be raised pursuant to the Series A-1 Offering.

Reverse Stock Split:

At any time prior to the closing of the first installment of the Series A-1 Offering (including immediately prior to such closing) the Company shall effect a 15:1 reverse stock split of all of its capital stock (the “Reverse Stock Split”). Any fractional shares resulting from computations made in connection with the Reverse Stock Split will be paid out in cash at such closing.

Series A-1 Original Purchase Price Per Share:	$8.142 (which price reflects the consummation of the Reverse Stock Split)

Rights Offering:

Each holder of the Company’s existing Series A Junior Convertible Preferred Stock, par value $.01 per share (the “Existing A Preferred”), Series B Convertible Redeemable Preferred Stock, par value $.01 per share (the “Existing B Preferred”), and Series C Convertible Preferred Stock, par value $.01 per share (the “Existing C Preferred” and together with the Existing A Preferred and the Existing B Preferred, the “Existing Preferred”), if such holder is an accredited investor under applicable United States securities laws, shall be given the opportunity to purchase such holder’s Pro Rata Portion (as defined below) of the Series A-1 Offering Existing Investor Available Amount.

Pro Rata Portion:

For purposes of the Series A-1 Offering, the term “Pro Rata Portion” shall mean, with respect to any holder of Existing Preferred, that percentage figure which expresses the ratio that (a) the number of shares of issued and outstanding Common Stock then owned by such holder of Existing Preferred bears to (b) the aggregate number of shares of issued and outstanding Common Stock then owned by all holders of Existing Preferred. For purposes of the computation set forth in clauses (a) and (b) above, all issued and outstanding securities held by holders of Existing Preferred that are convertible into or exercisable or exchangeable for shares of Common Stock (including any issued and issuable shares of Existing Preferred Stock) or for any such convertible, exercisable or exchangeable securities, shall be treated as having been so converted, exercised or exchanged at the rate or price at which such securities are convertible, exercisable or exchangeable for shares of Common Stock in effect at the time in question, whether or not such securities are at such time immediately convertible, exercisable or exchangeable.

Participation by Existing Preferred Stockholders:	Any holder of Existing Preferred that does not purchase its full Pro Rata Portion of the Series A-1 Offering Existing Investor Available

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Amount shall be forced to convert the Applicable Portion (as defined below) of such holder’s shares of Existing Preferred into shares of Common Stock, par value $.01 per share, of the Company on a 5-for-1 basis and shall forfeit any and all accrued dividends on the Applicable Portion of such holder’s Existing Preferred being converted into Common Stock. The term “Applicable Portion” means that percentage of such holder’s Pro Rata Portion not purchased by such holder in the Series A-1 Offering.

Each holder of Existing C Preferred that participates in the Series A-1 Offering shall, subject to the “Super Pro Rata Participation” provisions set forth below, (a) exchange each remaining share of Existing C Preferred of such holder (after giving effect to the forced conversion provisions of the immediately preceding paragraph) for one share of Series A-2 Convertible Preferred Stock, par value $.01 per share (the “Series A-2 Stock”), and (b) forfeit any and all accrued dividends on such holder’s Existing C Preferred.

Each holder of Existing B Preferred that participates in the Series A-1 Offering shall, subject to the “Super Pro Rata Participation” provisions set forth below, (a) exchange each remaining share of Existing B Preferred of such holder (after giving effect to the forced conversion provisions of the immediately preceding paragraph) for one share of Series A-3 Convertible Preferred Stock, par value $.01 per share (the “Series A-3 Stock”), and (b) forfeit any and all accrued dividends on such holder’s Existing B Preferred.

Each holder of Existing A Preferred that participates in the Series A-1 Offering shall exchange each remaining share of Existing A Preferred of such holder (after giving effect to the forced conversion provisions of the immediately preceding paragraph) for one share of Series A-4 Convertible Preferred Stock, par value $.01 per share (the “Series A-4 Stock”).

Super Pro Rata Participation:

Notwithstanding the foregoing, any holder of Existing B Preferred or Existing C Preferred that purchases more than its full Pro Rata Portion of the Series A-1 Offering Existing Investor Available Amount shall, in connection with such holder’s exchange of shares of Existing Preferred Stock for shares of Series A-2 Stock or Series A-3 Stock, as applicable, in accordance with the provisions set forth above in this term sheet, not forfeit that amount of accrued dividends on such holder’s Existing Preferred equal to the dollar amount invested in the Series A-1 Offering by such holder that is in excess of its Pro Rata Portion of the Series A-1 Offering Existing Investor Available Amount (the “Super Pro Rata Amount”), but rather shall only forfeit accrued dividends in excess of the Super Pro Rata Amount and shall exchange the right to receive accrued dividends in an amount equal to the Super Pro Rata Amount for that number of additional shares of Series A-1 Stock obtained by dividing (a) such holder’s Super Pro Rata Amount by (b) the Series A-1 Original Purchase Price Per Share.

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Going Forward Pay-to-Play:

Other than the potential forced conversion of shares of Existing Preferred into shares of Common Stock on a 5-for-1 basis as described under “Participation by Existing Preferred Stockholders” above, following the issuance of the Series A-1 Stock there will never be any pay-to-play provisions made applicable to, or implemented against, the New Preferred Stock (as defined below).

Conditions:

The closing of the Series A-1 Offering shall be conditioned upon (1) the prior or simultaneous execution and delivery of definitive documentation relating to the strategic alliance with, and related equity issuance to, Nordic (as defined below) and (2) the immediately subsequent closing of the Merger (as defined below).

Required Merger Approval:

In the definitive documentation for the purchase of shares of Series A-1 Stock, each investor will be required to (1) approve and adopt the Merger, as well as authorize the officers of the Company to execute and deliver such agreements, instruments and documents, for and in the name and on behalf of the Company, as such officer or officers may deem necessary, advisable or appropriate in order to effectuate the Merger, and (2) waive all rights, if any, under Section 262 of the Delaware General Corporation Law to seek an appraisal of any shares New Preferred Stock (as defined below) or Common Stock held by or acquired by such investor.

STRATEGIC ALLIANCE

Description:

Radius and Nordic Bioscience (“Nordic”) intend to enter into a strategic alliance under which Nordic will initially provide all services necessary and appropriate for the Phase 3 clinical trial for the subcutaneous formulation of BA058 (“Fracture Study”) (a detailed description of services will be included in the final strategic alliance agreement). The strategic alliance with Nordic may be extended to other BA058 clinical studies, including extension studies and transdermal formulation studies on terms to be agreed by the parties. In consideration for the services to be provided by Nordic, Radius will issue to Nordic the number of shares of Radius’ Series A-5 Convertible Preferred Stock, par value $.01 per share (the “Series A-5 Stock” and together with the Series A-1 Stock, the Series A-2 Stock, the Series A3 Stock, the Series A-4 Stock and the Series A-6 Stock described below, the “New Preferred Stock”) upon the execution of definitive documentation relating to the transaction (the “Initial Nordic Shares”) equal to the quotient (rounded to the nearest whole number) obtained by dividing (x) the United States Dollar equivalent of €371,864 by (y) the Series A-5 Purchase Price Per Share. The Initial Nordic Shares shall accrue quarterly dividends to be paid in the form of shares of Series A-6 Convertible Preferred Stock, par value $.01 per share (the “Series A-6 Stock”) as these services are delivered, as more fully described below.

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PROPOSED REVERSE MERGER

Description:

Prior to the closing of the Series A-1 Offering, Radius shall have entered into an Agreement and Plan of Merger pursuant to which the Company would complete a reverse merger with a Form 10 Shell. The reverse merger would take place in two steps: First, the Form 10 Shell would form a wholly-owned subsidiary that would merge with and into the Company (the “Merger”) resulting in the Company becoming a wholly-owned subsidiary of the Form 10 Shell; and Second, the Company would be merged up and into the Form 10 Shell pursuant to Section 253 of the Delaware General Corporation Law in a “short-form merger” (the resulting corporation being hereinafter referred to as the “Surviving Corporation”).

Consideration:

As consideration for the Merger, the Stockholders of the Radius will receive, in exchange for their shares of New Preferred Stock or Common Stock of Radius, shares of preferred stock and common stock, as the case may be, in the Surviving Corporation with terms, rights and preferences substantially similar (subject to the conversion rights/ratio of the preferred stock described below) to those of the shares of equity of Radius held by such stockholder prior to the closing of the Merger. Upon the consummation of the Merger, shares of Common Stock of Radius will be exchanged for shares of common stock of the Surviving Corporation at a ratio of 1:1. Due to the number of shares of preferred stock that the Surviving Corporation currently has authorized, and to avoid having to file a proxy statement with the SEC in connection with increasing such number of authorized shares, upon the consummation of the Merger, shares of New Preferred Stock will be exchanged for shares of preferred stock of the Surviving Corporation at a 10:1 ratio (i.e., 10 shares of New Preferred Stock will be exchanged for one share of corresponding preferred stock of the Surviving Corporation). Any fractional shares resulting from computations made in connection with such exchange will be paid out in cash. Each share of preferred stock of the Surviving Corporation will have the voting power equivalent of ten shares of common stock of the Surviving Corporation. To maintain as-converted ownership percentages, following the Merger, shares of preferred stock of the Surviving Corporation will be convertible into shares of common stock of the Surviving Corporation at a ratio of 1:10 (i.e., 1 share of preferred stock will convert into 10 shares of common stock).

TERMS OF THE NEW PREFERRED STOCK

Series A-1 Original Purchase Price Per Share:	$8.142

Series A-2 Original Purchase Price Per Share:	$8.142

Series A-3 Original Purchase Price Per Share:	$8.142

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Series A-4 Original Purchase Price Per Share:	$8.142

Series A-5 Original Purchase Price Per Share:	$8.142

Series A-6 Original Purchase Price Per Share:	$8.142

Ranking:

As to liquidation and dividends (other than with respect to the quarterly payment of the Series A-5 Accruing Dividend), each share of Series A1 Stock shall rank equally with each other share of Series A-1 Stock and senior to all shares of Series A-2 Stock, Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock. As to liquidation and dividends (other than with respect to the quarterly payment of the Series A-5 Accruing Dividend), each share of Series A-2 Stock shall rank equally with each other share of Series A-2 Stock and senior to all shares of Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock. As to liquidation and dividends (other than with respect to the quarterly payment of the Series A-5 Accruing Dividend) each share of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock shall rank equally with each other share of Series A-3 Stock, Series A5 and Series A-6 Stock and senior to all shares of Series A-4 Stock. Each share of Series A-4 Stock, shall rank equally with each other share of Series A-4 Stock.

Accruing Dividends:

Series A-1 Stock Accruing Dividend: 8% per annum compounding annually and payable only upon liquidation, dissolution or winding up of the Company. Accrued dividends shall be paid upon conversion of the Series A-1 Preferred Stock to Common Stock in either, at the sole discretion of the Company, the payment of cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by dividing (x) amount of such accrued and unpaid dividends thereon by (y) the then fair market value of a share of Common Stock.

Series A-2 Stock Accruing Dividend: 8% per annum compounding annually and payable only upon liquidation, dissolution or winding up of the Company. Accrued dividends shall be paid upon conversion of the Series A-2 Preferred Stock to Common Stock in either, at the sole discretion of the Company, the payment of cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by dividing (x) amount of such accrued and unpaid dividends thereon by (y) the then fair market value of a share of Common Stock.

Series A-3 Stock Accruing Dividend: 8% per annum compounding annually and payable only upon liquidation, dissolution or winding up of the Company. Accrued dividends shall be paid upon conversion of the Series A-3 Preferred Stock to Common Stock in either, at the sole discretion of the Company, the payment of cash or the issuance of that number of shares of Common Stock equal to the quotient obtained by

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dividing (x) amount of such accrued and unpaid dividends thereon by (y) the then fair market value of a share of Common Stock.

Series A-5 Stock Accruing Dividend: Accruing dividend payable in shares of Series A-6 Stock, representing up to an aggregate €36,814,531 in value for the Fracture Study (such stock dividend shares, the “Bonus Shares”). The number of Bonus Shares that Nordic shall be entitled to receive in the aggregate shall accrue on a calendar quarterly basis starting with the calendar quarter in which the first subject is enrolled in the Phase III clinical trial to be conducted by Nordic. The quarterly amounts of such Bonus Shares shall be calculated based upon the estimated time that will be required to complete the clinical study (following enrollment of the first study subject), lock the study database, transfer the study database to Radius and for Radius to accept the Final Tables Listings and Figures for the clinical study based on the study database. The parties, acting through a Project Committee, will evaluate the study timeline and adjust the pro rata amount to account for delays or accelerations in the performance of such Fracture Study. The amount of each quarterly dividend shall be determined by dividing the portion of €36,814,531 to be accrued in such quarter by the Fair Market Value (as defined below) on the date the dividend accrues. “Fair Market Value” for purposes of this calculation will equal the greater of (i) the Series A-5 Purchase Price Per Share (as such price per share may be adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations, mergers and other similar events affecting such Series A-5 Stock), (ii) the price per share of the preferred stock or common stock sold by Radius or a Shell Company Successor (as defined below) in the then most recent equity financing closed by Radius or the Shell Company Successor prior to the applicable accrual date; and (iii) the average of the closing prices of the common stock of Radius or a Shell Company Successor, as the case may be, on a securities exchange (if such common stock is traded on an exchange) or the average of the closing sale prices or secondarily the closing bid prices of such common stock (if such common stock is regularly traded over-the-counter) over the twenty (20) calendar day period ending two (2) calendar days prior to the date the stock dividend accrues. “Shell Company Successor” means a shell company that (i) has securities registered under the Securities Exchange Act of 1934, as amended, (ii) has nominal operations and nominal assets (prior to any of the transactions described in clause (iii)) and (iii) directly or indirectly through one or more direct or indirect subsidiaries acquires Radius and/or all or substantially all of its assets or business (whether pursuant to a stock purchase, an asset purchase, a merger or any other similar transaction) and in consideration for such acquisition issues to the former stockholders of Radius shares of capital stock of such shell company. Upon any conversion of the Series A-5 Stock, the Bonus Shares will continue to be paid but shall be paid in shares of Common Stock.

Series A-4 Stock and Series A-6. There shall be no accruing dividends with respect to shares of Series A-4 Stock or Series A-6 Stock.

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Liquidation preference:	In the event of any liquidation, dissolution or winding up of the Company,

(a) the holders of Series A-1 Stock shall be entitled to receive, on a preferential basis with the liquidation preference payable to Series A-2 Stock, Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock, an amount per share equal to the Series A-1 Original Purchase Price Per Share, plus any accrued but unpaid dividends on such shares of Series A-1 Stock, and

(b) the holders of Series A-2 Stock shall be entitled to receive, on a preferential basis with the liquidation preference payable to Series A-3 Stock, Series A-4 Stock, Series A-5 Stock and Series A-6 Stock, an amount per share equal to the Series A-2 Original Purchase Price Per Share, plus any accrued but unpaid dividends on such shares of Series A-2 Stock, and

(c) the holders of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock shall be entitled to receive, on a pari passu basis with the liquidation preference payable to the holders of all other shares of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock but in preference to the liquidation preference payable to the holders of Series A-4 Stock and Common Stock, an amount per share equal to the applicable Original Purchase Price Per share, plus any accrued but unpaid dividends on such Shares of Series A-3 Stock, Series A-5 Stock and Series A-6 Stock, if any; and

(d) the holders of Series A-4 Stock shall be entitled to receive, on a pari passu basis with the liquidation preference payable to the holders of all other shares of Series A-4 Stock but in preference to the liquidation preference payable to the holders of Common Stock, an amount per share equal to the Series A-4 Original Purchase Price Per share, plus any declared but unpaid dividends on such Shares of Series A-2 Stock; and

(e) after the payment of the liquidation preference of all outstanding shares of New Preferred Stock, all remaining proceeds shall be distributed among the holders of Series A-1 Stock, Series A-2 Stock, Series A-3 Stock and Common Stock on an as-converted basis.

A sale of the Company shall be deemed to be a liquidation unless waived by a vote of the holders of not less than the Required Investor Majority (as defined below).

Conversion:

Voluntary Conversion. Each holder of New Preferred Stock shall have the right to convert their shares New Preferred Stock, at any time, into shares of Common Stock. The initial conversion rate for each series of New Preferred Stock shall be 1:1, subject to any adjustment for any stock splits, stock dividends, reverse splits and similar events.

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Mandatory Conversion. Each share of New Preferred Stock will be subject to automatic conversion, at the then applicable conversion price, into Common Stock upon: (1) an election to convert made by holders of the Required Investor Majority, or (2) completion of listing of the Common Stock on a national securities exchange.

Voting Rights:	Generally. All of the New Preferred Stock will vote together as a single class with the Common Stock, except as outlined below in the sections entitled “Directors” and “Protective Provisions”.

Directors:

The Company’s charter and by-laws shall allow for up to seven (7) members on the Company’s Board of Directors. The size of the Board of Directors shall be initially set at seven (7). Holders of Series A-1 Stock shall have the right to elect two (2) directors (the “A-1 Directors”), who will initially be Martin Muenchbach and Ansbert Gadicke. Oxford Biosciences, HealthCare Ventures and Wellcome Trust, by majority vote, voting together, shall have the right to elect one (1) director (the “G3 Director”), who initially shall be Jonathan Fleming. One (1) member of the Board of Directors shall be the Company’s CEO. MPM Capital shall have the right to elect one (1) director who shall be an individual with particular expertise in the development of pharmaceutical products (the “Industry Expert Director”) and who initially shall be Elizabeth Stoner. The remaining two (2) directors will be designated “independent directors” and be nominated by a majority of the Board of Directors including a majority of the A-1 Directors, the G3 Director and the Industry Expert Director, acting together, and shall be elected by the holders of New Preferred Stock and Common Stock voting together as a single class. Such “independent directors” shall initially be Alan Auerbach and Kurt Graves. Until such time as shares of the Company’s capital stock are traded on a national securities exchange and all shares of the New Preferred Stock are converted into Common Stock, HealthCare Ventures shall have the right to have one (1) observer present at all meetings of the Board of Directors.

Protective Provisions:

Existing fundamental corporate transactions shall require the prior written approval or consent of holders of at least 70% of the outstanding shares of Series A-1 Stock, Series A-2 Stock and Series A-3 stock, voting together as a single class (the “Required Investor Majority”).

Registration Rights:

As soon as practicable, but not later than 60 days following the closing of the Merger, the Surviving Corporation shall file a registration statement with the SEC on the appropriate form to allow the resale of all shares of Common Stock of the Surviving Corporation outstanding as well as all shares of Common Stock issuable upon conversion of the shares of Preferred Stock of the Surviving Corporation issued in consideration of the Merger to the Preferred Stockholders. Following the closing of the Series A-1 Offering until the date on which the Common Stock becomes listed on a national securities exchange, the holders of New Preferred Stock shall have piggyback registration

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rights on terms substantially similar to the piggyback registration rights held by the holders of Existing Preferred.

No Redemption:	None of the New Preferred Stock shall be redeemable.

Anti-dilution Protection:

All shares of Series A-1 Stock, Series A-2 and Series A-3 Stock shall have weighted-average anti-dilution protection (based on the applicable Original Purchase Price Per Share of such share of New Preferred Stock) and anti-dilution protection upon the occurrence of any subdivision or combination of the Common Stock, stock dividend and other distribution, reorganization, reclassification or similar event affecting the Common Stock, all on terms substantially similar to the anti-dilution protection afforded the Existing Preferred. Shares of Series A-4 Stock, Series A-5 Stock and Series A-6 Stock shall have no anti-dilution protection other than anti-dilution protection upon the occurrence of any subdivision or combination of the Common Stock, stock dividend and other distribution, reorganization, reclassification or similar event affecting the Common Stock on terms substantially similar to the anti-dilution protection afforded the Existing Series A Preferred.

Pre-emptive Rights:

Each holder of shares of Series A-1 Stock, Series A-2 and Series A-3 Stock shall have pre-emptive rights on terms substantially similar to the pre-emptive rights held by the holders of Existing Preferred.

Lock-Up:

Each Investor shall agree to a lock-up agreement as part of the final definitive investment documentation pursuant to which shares of Company capital stock will be subject to restrictions on transfer in certain circumstances.

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